Exhibit 99

PRESS RELEASE

For Release:	July 30, 2020
Nasdaq:	MFNC
Contact:	Jesse A. Deering, EVP & Chief Financial Officer (248) 290-5906 /jdeering@bankmbank.com
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION REPORTS 2020 SECOND quarter Results AND COVID-19 PROGRESS

Manistique, Michigan – Mackinac Financial Corporation (Nasdaq: MFNC) (“we”, or the “Corporation”) the bank holding company for mBank (“the Bank”) today announced 2020 second quarter net income of $3.45 million, or $.33 per share, compared to 2019 second quarter net income of $3.67 million, or $.34 per share. Net income for the first two quarters of 2020 was $6.50 million, or $.61 per share, compared to $6.84 million, or $.64 per share for the same period of 2019.

Total assets of the Corporation at June 30, 2020 were $1.52 billion, compared to $1.33 billion at June 30, 2019. Shareholders’ equity at June 30, 2020 totaled $164.16 million, compared to $157.84 million at June 30, 2019. Book value per share outstanding equated to $15.58 at the end of the second quarter 2020, compared to $14.70 per share outstanding a year ago. Tangible book value at quarter-end was $139.88 million, or $13.28 per share outstanding, compared to $133.24 million, or $12.40 per share outstanding at the end of the second quarter 2019.

Additional notes:

•	mBank, the Corporation’s primary asset, recorded net income of $3.88 million for the second quarter of 2020 and $7.28 million for the first six months of 2020.

•	As reflected in the size of the balance sheet, the Corporation funded approximately $150 million of Payroll Protection Program (“PPP”) loans in the second quarter with origination fees totaling approximately $5.1 million. These loans are supporting over one thousand small businesses throughout our footprint with the majority of recipients residing in the Upper Peninsula and Northern Michigan.

•	Only $15.3 million of commercial loan payment deferrals remain from peak levels of approximately $201 million, equating to a reduction of 92%.

•	Non-interest income was very solid for the second quarter including strong secondary market mortgage fees of $1.51 million and premiums on the sale of Small Business Administration (SBA) guaranteed loans of $274 thousand. Year-to-date secondary market mortgage fees were $2.05 million and SBA premiums $984 thousand. The residential mortgage pipeline resides at very robust levels and we expect sustained output from this line of business as we look to upcoming quarters.

•	Core operating margin, which is net of accretion from acquired loans that were subject to purchase accounting adjustments and PPP loan origination fees, was 3.75%. However, we also estimate, on a non-GAAP basis, that PPP loan yields (not inclusive of fee income) are roughly a 26 basis point strain. Estimated core operating margin is approximately 4.01%.

COVID-19 Operating Update

Upon the onset of the COVID-19 pandemic, management took proactive measures and moved quickly to implement protocols and adjust operations to continue to serve all constituencies. These protocols have been refined throughout the second quarter as the pandemic operating environment evolved within the Corporation’s respective regions. Speaking to these ongoing operational activities, President of the Corporation and President and CEO of mBank, Kelly W. George, stated, “When the Coronavirus crisis started to heighten around mid-March, we began to swiftly activate our pandemic response plan in each critical risk area of the bank. We subsequently closed our lobby access in the middle of March and began serving clients who needed in-person transactions almost exclusively via drive-thru windows. Most of our branch lobbies are now open to the public and all are operating under enhanced safety and cleaning protocol. Overall, the majority of our bank footprint, outside of Southeast Michigan, resides in markets where active COVID-19 cases are very nominal compared to other areas of the country. This is a trend we hope continues so that we do not need to take steps back to a more restrictive pandemic operating environment. The much lower COVID-19 case totals in most of our Northern Michigan and Wisconsin regions led to a sustained uptick in commerce activity, starting around Memorial Day, for both our tourism and retail industries. Specifically, hotel occupancies have come back to more normalized levels for this time of year. We remain cautiously optimistic that these positive health and commerce conditions can be maintained throughout our more traditionally busier seasonal months as we continue into the latter part of summer and early fall.”

Revenue & PPP Recognition

Total revenue of the Corporation for second quarter 2020 was $18.81 million, compared to $17.87 million for the second quarter of 2019. Total interest income for the second quarter was $16.44 million, compared to $16.76 million for the same period in 2019. The 2020 second quarter interest income included accretive yield of $320 thousand from combined credit mark accretion associated with acquisitions, compared to $741 thousand in the same period of 2019.

The second quarter 2020 interest income was also positively impacted by the recognition of a portion of the PPP loan origination fees that were earned during the quarter:

•	The bank originated approximately $150 million of PPP loans in the second quarter.

•	The origination efforts resulted in fees earned of $5.09 million, which are deferred and will be recognized over the life of the PPP loans, which is 24 months.

•	Fee income of $2.13 million was recognized in the current quarter, offsetting $1.7 million of direct origination costs and the $425 thousand of accretion of the deferred fees.

•	The remaining deferred fees of $2.97 million will be accreted over the remaining 21 months, or accelerated upon early payoff of the PPP loans.

Loan Production and Portfolio Mix

Total balance sheet loans at June 30, 2020 were $1.15 billion, which is inclusive of $149.82 million of PPP loans, compared to June 30, 2019 balances of $1.06 billion. Total loans under management reside at $1.44 billion, which includes $281.27 million of service retained loans. Driven by strong mortgage refinance activity, overall traditional loan production (non-PPP) for the first six months of 2020 was $174.81 million, compared to $184.6 million for the same period of 2019. When including PPP loans, total production was $324.63 million. Of the total production, traditional commercial loans equated to $64 million, consumer $111 million and the aforementioned $150 million of PPP. Within the consumer totals was $86 million of secondary market mortgage production. In total, 77% of PPP funds went to existing mBank clients. There were also 295 new customers that received PPP loans and 44 included a new deposit relationship.

Commenting on new loan production and overall lending activities, Mr. George stated, “As can be seen from our production totals, we had a very busy second quarter, which was dominated by record mortgage production and PPP activity. The overall make up of the portfolio remains well diversified. We also continue to partake in some other specific pandemic-based relief programs that are being sponsored at the state and federal levels to help support the working capital needs of our local small businesses in terms of reopening. The relatively low number of virus cases in the majority of our footprint provide a safer environment for tourists to travel via automobile driving the strong local commerce uptick we have seen over the last several months. Our northern markets are also seeing heightened real estate activity from families and businesses looking to avoid a possible second wave of the virus and relocate for an overall healthier quality of life where working remote may become more of the norm for some time. These attributes, coupled with lack of large concentrations of inventory, have driven up prices and shortened marketing times for everything from second homes to vacant land.”

Credit Quality and COVID-19 Loan Activity

Nonperforming loans totaled $6.124 million, or .53% (.61% excluding PPP balances) of total loans at June 30, 2020, compared to $6.416 million, or .61% of total loans at March 31, 2020 and $4.673 million, or .44% of total loans at June 30, 2019. Total loan delinquencies greater than 30 days resided at .54% (.61% excluding PPP balances), compared to 1.23% a quarter ago, and 1.05% in 2019.  The nonperforming assets to total assets ratio resided at .55% (.61% excluding PPP balances) for the second quarter of 2020, compared to .51% for the second quarter of 2019.

COVID-19 related loan deferral activity has slowed significantly in the second quarter reducing by 90% from peak levels and equating to a nominal 2.3% of total loans. Of the original $219.60 million of payment deferred loans, $196.70 have already returned to contractual obligations of either principal and interest or interest only, for a short period, as they come off of full payment deferral to build up cash flow.

Of the $15.3 million of commercial loans still in payment deferral, there are no significant concentrations, with the largest single borrower categories being rental properties ($4.60 million) and Hotels ($4.00 million). Hotel specific loan deferrals have reduced significantly from $65.60 million, or a 94% reduction.

The second quarter provision for loan losses was $100 thousand.  This amount was consistent with past quarters. As a result of COVID-19, the qualitative factors for economic conditions were adjusted within the Allowance for Loan Losses (ALLL) calculation and methodology at the end of the first quarter of 2020.  These adjustments did not lead to a larger provision. Management will actively refine the provision and loan reserves as client impact and broader economic data both regionally and nationally from the pandemic becomes more clear. Coupled with the health data specific to our region and footprint that could also negatively impact the current uptick in business activity. The Corporation is not currently required to utilize CECL.

Commenting on overall credit risk, Mr. George stated, “The credit book has seen no signs of any systemic adverse trends, and the vast majority of our COVID-19 loan deferments are now expired with very few requests for extensions. While certainly not clear of all headwinds, we remain cautiously optimistic on the second half of 2020 in terms of overall credit performance given further national stimulus actions are probable and expect more clarity to evolve as to the virus spread and containment measures. Both factors helping to reduce the possibility of returning to business closures and/or a resetting of improving consumer confidence within our local markets provided a larger second wave does not materialize. Also, we remain ever vigilant in terms of monitoring deterioration in any isolated specific situations that could arise for a client or two where provisions could be needed in light of ongoing pandemic conditions within a particular industry that we all know can still change quickly.”

Margin Analysis, Funding and Liquidity

Net interest income for second quarter 2020 was $14.46 million, resulting in a Net Interest Margin (NIM) of 4.51%, compared to $14.0 million in the second quarter 2019 and a NIM of 4.76%. Core operating margin, which is net of accretion from acquired loans that were subject to purchase accounting adjustments and recognized PPP fee income, was 3.75% for the second quarter of 2020, compared to 4.43% for the same period of 2019. Items impacting margin, outside of the overall current low interest rate environment, include higher than normal cash balances as well as negative impact from the yields associated with PPP loans. On a non-GAAP basis, management currently estimates the direct negative impact of the PPP loan balances for the second quarter to be .26%. Estimated adjusted core margin for the second quarter is 4.01%.

Total bank deposits (excluding brokered deposits) have increased by $136.31 million year-over-year from $1.00 billion at June 30, 2019 to $1.137 billion at second quarter-end 2020. Total brokered deposits have also decreased and were $90.48 million at June 30, 2020, compared to $114.10 million at June 30, 2019, a decrease of 21%. However, brokered deposits have increased by roughly $32 million since year-end 2019. This increase is the direct result of the bank taking precautionary measures to augment its cash position at the onset of the COVID-19 pandemic and some funding of PPP loans. FHLB (Federal Home Loan Bank) borrowings were also mostly flat at $65 million since the end of 2019. The Corporation utilized the Payroll Protection Program Liquidity Facility (PPPLF) to fund a portion of the PPP loan originations. The current balance of the PPPLF is approximately $51 million. Overall access to short term functional liquidity remains very strong through multiple sources.

Mr. George stated, “We are pleased with our organic efforts in terms of core deposit growth this year within the more challenging pandemic environment. Core deposit growth just in July equates to approximately $25M supporting the commerce buildup we have seen since reopening in later May throughout our various business segments. We continue to carry large levels of liquidity in light of PPP and we also put some conservative measures in place at the onset of the pandemic to ensure funds availability given the large unknowns. These liquidity levels should continue to normalize through the rest of the year as PPP winds down and some wholesale funding sources mature. The large drop in rates in late quarter one has led to unavoidable margin compression, but we have been proactive in continuing to review and market price our deposit offerings to best offset the dollars lost.”

Noninterest Income / Expense

Second quarter 2020 noninterest income was $2.37 million, compared to $1.11 million for the same period of 2019. The significant year-over-year improvement is mainly a combination of the secondary market mortgage and SBA sales. The SBA 7A sales were not inclusive of any PPP loan fees, all of which are recognized through interest income. Noninterest Expense for the second quarter of 2020 was $12.35 million, compared to $10.26 million for the same period of 2019. For comparison purposes, noninterest expense for the first quarter of 2020 equated to $11.37 million. The quarter-over-quarter change was heavily impacted by the direct PPP expenses that were offset by corresponding PPP fee recognition as well as some pandemic related operating items. Specific non-recurring items associated with COVID-19 and PPP equated to $949 thousand and included $125 thousand of COVID-related compensation for retail centric employees, and $824 thousand of direct PPP related origination costs. Management expects expenses to normalize in the coming quarters in light of the one-time nature of these items.

Assets and Capital

Total assets of the Corporation at June 30, 2020 were $1.52 billion, compared to $1.33 billion at June 30, 2019. Shareholders’ equity at June 30, 2020 totaled $164.16 million, compared to $157.84 million at June 30, 2019. Book value per share outstanding equated to $15.58 at the end of the second quarter 2020, compared to $14.70 per share outstanding a year ago. Tangible book value at quarter end was $139.88 million, or $13.28 per share outstanding, compared to $133.24 million, or $12.40 per share outstanding at the end of the second quarter 2019.

Both the Corporation and the Bank are “well-capitalized” with total risk-based capital to risk-weighted assets of 13.79% at the Corporation and 13.30% at the Bank and tier 1 capital to total tier 1 average assets (the “leverage ratio”) at the Corporation of 9.45% and at the Bank of 8.93%. The leverage ratio is calculated inclusive of PPP loan balances. The Corporation is monitoring the impact of the recent pandemic-associated market volatility on its Goodwill asset. The Corporation continues to conduct Goodwill impairment analysis to confirm the value of this intangible asset as market events unfold.

Paul D. Tobias, Chairman and Chief Executive Officer of the Corporation and Chairman of mBank concluded, “We have weathered this economic storm thus far in a manner that has allowed us to protect our shareholders’ investment by growing our capital base and controlling our credit risk. While management acknowledges that, more likely than not, there will be challenges ahead for all banks, we can only get through the whole pandemic if we first get through the initial 120 days. We are the same bank currently as we were going into this and continue to be well-capitalized, appropriately conservative and have plenty of liquidity. Our commitment is to continue with our steadfast efforts to help our employees, customers and communities through this crisis while managing the bank for continued success. It is at times like this where the value of a community bank is demonstrated in the marketplace through the customers that we have helped.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $1.5 billion and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 29 branch locations; eleven in the Upper Peninsula, ten in the Northern Lower Peninsula, one in Oakland County, Michigan, and seven in Northern Wisconsin. The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: the effects of the COVID-19 pandemic, particularly potentially negative effects on our customers, borrowers, third party service providers and our liquidity; changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Corporation with the Securities and Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	As of and For the	As of and For the	As of and For the
	Period Ending	Year Ending	Period Ending
	June 30,	December 31,	June 30,
(Dollars in thousands, except per share data)	2020	2019	2019
	(Unaudited)		(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$1,518,473	$1,320,069	$1,330,723
Loans	1,153,790	1,058,776	1,060,703
Investment securities	108,703	107,972	110,348
Deposits	1,227,552	1,075,677	1,114,853
Borrowings	114,466	64,551	46,232
Shareholders' equity	164,157	161,919	157,840

Selected Statements of Income Data (six months and year ended)
Net interest income	$27,855	$53,907	$27,233
Income before taxes	8,235	17,710	8,653
Net income	6,505	13,850	6,836
Income per common share - Basic	.61	1.29	.64
Income per common share - Diluted	.61	1.29	.64
Weighted average shares outstanding - Basic	10,625,778	10,737,653	10,730,477
Weighted average shares outstanding- Diluted	10,552,581	10,757,507	10,739,471

Three Months Ended:
Net interest income	$14,458	$13,350	$13,997
Income before taxes	4,373	4,350	4,644
Net income	3,454	3,296	3,669
Income per common share - Basic	.33	.31	.34
Income per common share - Diluted	.33	.31	.34
Weighted average shares outstanding - Basic	10,533,589	10,748,712	10,740,712
Weighted average shares outstanding- Diluted	10,460,802	10,768,841	10,752,070

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.55%	4.57%	4.65%
Efficiency ratio	73.23	69.10	68.94
Return on average assets	.93	1.04	1.04
Return on average equity	8.05	8.78	8.89

Average total assets	$1,411,081	$1,332,882	$1,323,321
Average total shareholders' equity	162,556	157,831	155,098
Average loans to average deposits ratio	95.91%	95.03%	95.22%

Common Share Data at end of period:
Market price per common share	$10.37	$17.56	$15.80
Book value per common share	15.58	15.06	14.70
Tangible book value per share	13.28	12.77	12.40
Dividends paid per share, annualized	.560	.520	.480
Common shares outstanding	10,533,589	10,748,712	10,740,712

Other Data at end of period:
Allowance for loan losses	$5,355	$5,308	$5,306
Non-performing assets	$8,350	$7,377	$6,798
Allowance for loan losses to total loans	.53%	.49%	.50%
Non-performing assets to total assets	.55%	.56%	.51%
Texas ratio	4.22%	4.41%	4.91%

Number of:
Branch locations	29	29	29
FTE Employees	315	304	301

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,	June 30,
	2020	2019	2019
	(Unaudited)		(Unaudited)
ASSETS

Cash and due from banks	$126,398	$49,794	$60,680
Federal funds sold	28,110	32	10
Cash and cash equivalents	154,508	49,826	60,690

Interest-bearing deposits in other financial institutions	7,831	10,295	12,465
Securities available for sale	108,703	107,972	110,348
Federal Home Loan Bank stock	4,924	4,924	4,924

Loans:
Commercial	878,521	765,524	755,176
Mortgage	255,524	272,014	284,864
Consumer	19,745	21,238	20,663
Total Loans	1,153,790	1,058,776	1,060,703
Allowance for loan losses	(5,355)	(5,308)	(5,306)
Net loans	1,148,435	1,053,468	1,055,397

Premises and equipment	25,448	23,608	23,166
Other real estate held for sale	2,226	2,194	2,125
Deferred tax asset	1,727	3,732	4,609
Deposit based intangibles	4,706	5,043	5,380
Goodwill	19,574	19,574	19,574
Other assets	40,391	39,433	32,045

TOTAL ASSETS	$1,518,473	$1,320,069	$1,330,723

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$385,811	$287,611	$276,776
NOW, money market, interest checking	386,029	373,165	344,213
Savings	123,771	109,548	111,438
CDs<$250,000	226,971	233,956	256,689
CDs>$250,000	14,488	12,775	11,640
Brokered	90,482	58,622	114,097
Total deposits	1,227,552	1,075,677	1,114,853

Federal funds purchased	—	6,225	—
Borrowings	114,466	64,551	46,232
Other liabilities	12,298	11,697	11,798
Total liabilities	1,354,316	1,158,150	1,172,883

SHAREHOLDERS’ EQUITY:
Common stock and additional paid in capital - No par value Authorized - 18,000,000 shares Issued and outstanding - 10,533,589; 10,748,712 and 10,740,712 respectively	127,213	129,564	129,262
Retained earnings	35,295	31,740	27,734
Accumulated other comprehensive income (loss)
Unrealized (losses) gains on available for sale securities	2,059	1,025	1,062
Minimum pension liability	(410)	(410)	(218)
Total shareholders’ equity	164,157	161,919	157,840

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,518,473	$1,320,069	$1,330,723

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$15,549	$15,586	$30,162	$30,181
Tax-exempt	55	42	129	89
Interest on securities:
Taxable	560	680	1,180	1,383
Tax-exempt	152	85	240	183
Other interest income	125	367	395	752
Total interest income	16,441	16,760	32,106	32,588

INTEREST EXPENSE:
Deposits	1,707	2,515	3,634	4,869
Borrowings	276	248	617	486
Total interest expense	1,983	2,763	4,251	5,355

Net interest income	14,458	13,997	27,855	27,233
Provision for loan losses	100	200	200	300
Net interest income after provision for loan losses	14,358	13,797	27,655	26,933

OTHER INCOME:
Deposit service fees	236	408	640	814
Income from loans sold on the secondary market	1,511	355	2,049	667
SBA/USDA loan sale gains	274	29	984	154
Mortgage servicing amortization	204	128	393	248
Other	142	190	238	344
Total other income	2,367	1,110	4,304	2,227

OTHER EXPENSE:
Salaries and employee benefits	7,009	5,511	13,060	10,946
Occupancy	1,008	1,004	2,132	2,085
Furniture and equipment	804	723	1,606	1,441
Data processing	852	708	1,677	1,417
Advertising	312	214	524	523
Professional service fees	574	547	1,072	981
Loan origination expenses and deposit and card related fees	406	184	787	363
Writedowns and losses on other real estate held for sale	30	73	34	101
FDIC insurance assessment	165	77	315	211
Communications expense	224	232	437	460
Other	968	990	2,080	1,979
Total other expenses	12,352	10,263	23,724	20,507

Income before provision for income taxes	4,373	4,644	8,235	8,653
Provision for income taxes	919	975	1,730	1,817

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$3,454	$3,669	$6,505	$6,836

INCOME PER COMMON SHARE:
Basic	$.33	$.34	$.61	$.64
Diluted	$.33	$.34	$.61	$.64

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	June 30,	December 31,	June 30,
	2020	2019	2019
	(Unaudited)	(Audited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$136,299	$141,965	$143,897
Hospitality and tourism	98,981	97,721	92,809
Lessors of residential buildings	48,852	51,085	49,489
Gasoline stations and convenience stores	28,463	27,176	26,974
Logging	22,283	22,136	21,666
Commercial construction	38,712	40,107	36,803
Other	504,931	385,334	383,538
Total Commercial Loans	878,521	765,524	755,176

1-4 family residential real estate	235,467	253,918	273,813
Consumer	19,745	21,238	20,663
Consumer construction	20,057	18,096	11,051

Total Loans	$1,153,790	$1,058,776	$1,060,703

Credit Quality (at end of period):

	June 30,	December 31,	June 30,
	2020	2019	2019
	(Unaudited)	(Audited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$6,124	$5,172	$4,673
Loans past due 90 days or more	-	11	-
Restructured loans	-	-	-
Total nonperforming loans	6,124	5,183	4,673
Other real estate owned	2,226	2,194	2,125
Total nonperforming assets	$8,350	$7,377	$6,798
Nonperforming loans as a % of loans	.53%	.49%	.44%
Nonperforming assets as a % of assets	.55%	.56%	.51%
Reserve for Loan Losses:
At period end	$5,355	$5,308	$5,306
As a % of outstanding loans	.46%	.50%	.50%
As a % of nonperforming loans	87.44%	102.41%	113.55%
As a % of nonaccrual loans	87.44%	102.63%	113.55%
Texas Ratio	4.22%	4.41%	4.91%

Charge-off Information (year to date):
Average loans	$1,097,382	$1,047,439	$1,049,383
Net charge-offs (recoveries)	$153	$260	$177
Charge-offs as a % of average
loans, annualized	.03%	.02%	.03%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
BALANCE SHEET (Dollars in thousands)

Total loans	$1,153,790	$1,044,177	$1,058,776	$1,059,942	$1,060,703
Allowance for loan losses	(5,355)	(5,292)	(5,308)	(5,308)	(5,306)
Total loans, net	1,148,435	1,038,885	1,053,468	1,054,634	1,055,397
Total assets	1,518,473	1,356,381	1,320,069	1,355,383	1,330,723
Core deposits	1,122,582	984,936	1,004,280	1,022,115	989,116
Noncore deposits	104,970	110,445	71,397	91,464	125,737
Total deposits	1,227,552	1,095,381	1,075,677	1,113,579	1,114,853
Total borrowings	114,466	67,120	64,551	70,079	46,232
Total shareholders' equity	164,157	160,060	161,919	160,165	157,840
Total tangible equity	139,877	135,612	137,302	135,379	133,236
Total shares outstanding	10,533,589	10,533,589	10,748,712	10,740,712	10,740,712
Weighted average shares outstanding	10,533,589	10,717,967	10,748,712	10,740,712	10,740,712

AVERAGE BALANCES (Dollars in thousands)

Assets	$1,501,423	$1,321,134	$1,347,916	$1,354,220	$1,326,827
Earning assets	1,290,012	1,171,551	1,205,241	1,204,782	1,179,584
Loans	1,147,620	1,047,144	1,081,294	1,065,337	1,051,998
Noninterest bearing deposits	346,180	284,677	283,259	284,354	260,441
Deposits	1,211,694	1,076,206	1,080,359	1,124,433	1,103,413
Equity	161,811	162,661	161,588	159,453	156,491

INCOME STATEMENT (Dollars in thousands)

Net interest income	$14,458	$13,397	$13,350	$13,324	$13,997
Provision for loan losses	100	100	35	50	200
Net interest income after provision	14,358	13,297	13,315	13,274	13,797
Total noninterest income	2,367	1,937	1,848	1,878	1,110
Total noninterest expense	12,352	11,372	10,813	10,444	10,263
Income before taxes	4,373	3,862	4,350	4,708	4,644
Provision for income taxes	919	811	1,054	989	975
Net income available to common shareholders	$3,454	$3,051	$3,296	$3,719	$3,669
Income pre-tax, pre-provision	$4,473	$3,962	$4,385	$4,758	$4,844

PER SHARE DATA

Earnings per common share	$.33	$.28	$.31	$.35	$.34
Book value per common share	15.58	15.20	15.06	14.91	14.70
Tangible book value per share	13.28	12.87	12.77	12.60	12.40
Market value, closing price	10.37	10.45	17.56	15.46	15.80
Dividends per share	.140	.140	.140	.140	.120

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.53%	.61%	.49%	.46%	.44%
Nonperforming assets/total assets	.55	.64	.56	.55	.51
Allowance for loan losses/total loans	.46	.51	.50	.50	.50
Allowance for loan losses/nonperforming loans	87.44	82.48	102.41	109.33	113.55
Texas ratio	4.22	6.13	4.41	5.31	4.91

PROFITABILITY RATIOS

Return on average assets	.93%	.93%	.97%	1.09%	1.11%
Return on average equity	8.58	7.54	8.09	9.25	9.40
Net interest margin	4.51	4.60	4.39	4.39	4.76
Average loans/average deposits	94.71	97.30	100.09	94.74	95.34

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	9.45%	10.20%	10.09%	9.81%	9.74%
Tier 1 capital to risk weighted assets	13.27	12.89	12.71	12.39	12.20
Total capital to risk weighted assets	13.79	13.41	13.22	12.90	12.72
Average equity/average assets (for the quarter)	10.78	12.31	11.99	11.77	11.80